Exhibit 99.1

Contact:	For news media – George C. Lewis, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL Corporation Executives to Discuss Business Plans
Filed by U.K. Subsidiary as Part of Price Control Review

ALLENTOWN, Pa. (June 25, 2013) -- PPL Corporation (NYSE: PPL) has scheduled a conference call with financial analysts on Monday, July 1, at 8:30 a.m. Eastern time. William H. Spence, PPL chairman, president and Chief Executive Officer, along with other members of PPL’s executive management team, will discuss plans that PPL’s Western Power Distribution subsidiary will submit July 1 as part of the price control review process for electricity distribution networks in the United Kingdom.
WPD owns and operates four electricity distribution networks in central and southwest England and south Wales that serve 7.8 million customers. The price control review, conducted by the Office of Gas and Electricity Markets, will establish revenues for an 8-year period that begins April 1, 2015. The July 1 filing is an important milestone in the review process.
The call will be available live, with audio and slides of the presentation, on PPL’s website, www.pplweb.com. For those who are unable to join the live webcast, a replay with slides will be accessible on the website for 30 days after the call. Interested individuals also may access the live conference call via telephone at 866-652-5200. International participants should call 1-412-317-6060.
PPL Corporation, with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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